                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM T-3/A
                                (Amendment No. 1)

                 FOR APPLICATIONS FOR QUALIFICATION OF INDENTURE
                      UNDER THE TRUST INDENTURE ACT OF 1939

                               ------------------

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.

                              100 Penn Square East
                             Philadelphia, PA 19107
                    (Address of Principal Executive Offices)

          Securities to be Issued Under the Indenture to be Qualified:

             Title of Class                                 Amount
      ---------------------------              --------------------------------
      Senior Collateralized Notes                 Up to a maximum aggregate
                                               principal amount of $100,000,000

                               ------------------

             Approximate date of proposed offering: December 1, 2003

                               ------------------

                               Anthony J. Santilli
                 Chairman, President and Chief Executive Officer
                   American Business Financial Services, Inc.
                             The Wanamaker Building
                              100 Penn Square East
                             Philadelphia, PA 19107

                                 With a copy to:

                                 Jane K. Storero
                                 Blank Rome LLP
                                One Logan Square
                             Philadelphia, PA 19103

--------------------------------------------------------------------------------

The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

                                   Form T-3/A
                                (Amendment No. 1)



         Contents of Application for Qualification. This application for qualification comprises:

         (a) Pages numbered 1 to 4 consecutively (including an attached Exhibit Index).

         (b) The statement of eligibility and qualification of the trustee under the indenture to be qualified.

         (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

         Exhibit T3A-1 *     Current Amended and Restated Certificate of
                             Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q filed February 14, 2003.

         Exhibit T3A-2 *     Revised Amended and Restated Certificate of
                             Incorporation of the Company (incorporated by reference to Appendix A to the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3A-3 *     Certificate of Designation related to the Series A
                             Preferred Stock to be effective upon stockholder approval at the December 31, 2003 annual meeting
                             (incorporated by reference to Appendix B of the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3B *       Bylaws of Company (incorporated by reference to
                             Exhibit 3.2 to the Company's Form 10-Q filed
                             February 14, 2003).

         Exhibit T3C *       Form of Indenture between the Company and U.S. Bank
                             National Association as Trustee (included as
                             Exhibit A to Exhibit T3E-1).

         Exhibit T3D         Not Applicable.

         Exhibit T3E-1 *     Offer to Exchange, dated December 1, 2003.

         Exhibit T3E-2 *     Letter of Transmittal, dated December 1, 2003.

         Exhibit T3E-3 **    Cover Letters and Supplement One to the Offer to
                             Exchange, dated December 1, 2003.

         Exhibit T3E-4 *     Consent of BDO Seidman, LLP, dated December 1,
                             2003.

         Exhibit T3E-5 *     Form of Senior Collateralized Note.

         Exhibit T3F *       Cross reference sheet showing the location in the
                             Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C).

         Exhibit T3G *       Statement of eligibility and qualification of the
                             Trustee on Form T-1.

--------------
*        Previously filed.

**       Filed herewith.

                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, American Business Financial Services, Inc., a corporation organized and existing under the laws of Delaware, has duly caused this Amendment No. 1 to the Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Philadelphia and Commonwealth of Pennsylvania, on the 9th day of December, 2003.



                                      AMERICAN BUSINESS FINANCIAL
                                      SERVICES, INC.



                                      By: /s/ Albert W. Mandia
                                          --------------------------------------

                                      Name:  Albert W. Mandia
                                      Title: Executive Vice President and Chief
                                             Financial Officer

Attest: /s/ Stephen M. Giroux
        ---------------------
Name:   Stephen M. Giroux
Title:  Executive Vice President,
        Secretary and General Counsel

Exhibit Index:

         Exhibit T3A-1 *     Current Amended and Restated Certificate of
                             Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q filed February 14, 2003.

         Exhibit T3A-2 *     Revised Amended and Restated Certificate of
                             Incorporation of the Company (incorporated by reference to Appendix A to the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3A-3 *     Certificate of Designation related to the Series A
                             Preferred Stock to be effective upon stockholder approval at the December 31, 2003 annual meeting
                             (incorporated by reference to Appendix B of the Company's revised preliminary proxy materials filed with the SEC on December 5, 2003).

         Exhibit T3B *       Bylaws of Company (incorporated by reference to
                             Exhibit 3.2 to the Company's Form 10-Q filed
                             February 14, 2003).

         Exhibit T3C *       Form of Indenture between the Company and U.S. Bank
                             National Association as Trustee (included as
                             Exhibit A to Exhibit T3E-1). Exhibit T3D Not
                             Applicable.

         Exhibit T3E-1 *     Offer to Exchange, dated December 1, 2003.

         Exhibit T3E-2 *     Letter of Transmittal, dated December 1, 2003.

         Exhibit T3E-3 **    Cover Letters and Supplement One to the Offer to
                             Exchange dated December 1, 2003.

         Exhibit T3E-4 *     Consent of BDO Seidman, LLP, dated December 1,
                             2003.

         Exhibit T3E-5 *     Form of Senior Collateralized Note.

         Exhibit T3F *       Cross reference sheet showing the location in the
                             Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C).

         Exhibit T3G *       Statement of eligibility and qualification of the
                             Trustee on Form T-1.

-----------------
*        Previously filed.

**       Filed herewith.